          As filed with the Securities and Exchange Commission on April 11, 1997
                                                     Registration No. 333-______
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           ------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           ------------------------

                              TELEGEN CORPORATION
   (PREVIOUSLY NAMED "SOLAR ENERGY RESEARCH CORP.," A COLORADO CORPORATION)
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           ------------------------

          CALIFORNIA                          3665                     84-0672714
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)
                                       101 SAGINAW DRIVE
                                     REDWOOD CITY, CA 94063
                                         (415) 261-9400

   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           ------------------------

                              JESSICA L. STEVENS
                                   PRESIDENT
                               101 SAGINAW DRIVE
                            REDWOOD CITY, CA 94063
                                (415) 261-9400
     (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENT FOR SERVICE)
                                 WITH COPY TO:
                           THOMAS C. DEFILIPPS, ESQ.
                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                              PALO ALTO, CA 94304
                                (415) 493-9300

                           ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                           ------------------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following [X].

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                           ------------------------

                        CALCULATION OF REGISTRATION FEE

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TITLE OF SECURITIES TO           AMOUNT            PROPOSED           PROPOSED       AMOUNT OF
BE REGISTERED                    TO BE              MAXIMUM           MAXIMUM       REGISTRATION
                               REGISTERED       OFFERING PRICE       AGGREGATE          FEE
                                                 PER SHARE(1)      OFFERING PRICE
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Common Stock                1,033,459 shares         $5.38         $5,560,009.42      $1,684.85
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(1) THE PROPOSED MAXIMUM OFFERING PRICE PER SHARE WAS ESTIMATED PURSUANT TO RULE 457(c) ON THE BASIS OF THE AVERAGE OF THE BID AND ASKED PRICES REPORTED ON THE NASDAQ SMALLCAP MARKET ON APRIL 8, 1997.

                           ------------------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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PROSPECTUS


                                1,033,459 SHARES

                              TELEGEN CORPORATION

                                  COMMON STOCK

     This Prospectus may be used in connection with the offer and sale, from time to time, of up to 134,583 shares (the "Resale Shares") of Common Stock, no par value per share (the "Common Stock"), of Telegen Corporation, a California corporation ("Telegen" or the "Company"), for the account of the selling shareholders identified below (the "Selling Shareholders"), who received the Shares issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act"), provided by Section 4(2) thereof, and of up to 898,876 shares of Common Stock (the "Conversion Shares") upon the conversion of 5,000 shares of Telegen Series
A Preferred Stock (the "Preferred") for the account of Silenos, Ltd. ("Silenos"), which received the Preferred pursuant to an exemption from the registration requirements of the Act provided by Section 4(2) thereof. All of the Resale Shares covered hereby are to be sold by the Selling Shareholders. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders or the conversion of the Preferred by Silenos. The expenses incurred in registering the Shares, including legal and accounting fees, will be paid by the Company. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this prospectus is a part.

     The Company is listed on the Nasdaq SmallCap Market for trading of its Common Stock under the symbol "TLGN."

     The Resale Shares offered hereby may be offered and sold, from time to time, by the Selling Shareholders in one or more transactions on the Nasdaq SmallCap Market (or any exchange on which the Common Stock may then be listed), in the over-the-counter market, in negotiated transactions or otherwise. Sales will be effected at such prices and for such consideration as may be obtainable from time to time. Commission expenses and brokerage fees, if any, will be paid by the Selling Shareholders. See "Plan of Distribution."

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     SEE "RISK FACTORS" ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

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    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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               THE DATE OF THIS PROSPECTUS IS __________, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. In addition, the Commission maintains a Website (http:\\www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission through the Electronic Data Gathering, Analysis, and Retrieval system.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares covered by this prospectus, reference is made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (i) the Company's Form 8-K filed with the Commission on January 14, 1997 and amended on March 14, 1997; and
(ii) the Company's Annual Report filed on Form 10-K for the fiscal year ended December 31, 1996 as filed with the Commission on March 31, 1997 and amended on April 9, 1997.

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Investor Relations at the Company's principal executive offices at 101 Saginaw Drive, Redwood City, CA 94063 or by telephone at (415) 261-9400.

                                  THE COMPANY

     Telegen Corporation ("Telegen" or the "Company") is a diversified, high technology company with products, both developed and in development, in the telecommunications and internet hardware, flat panel display and multimedia markets. At present, Telegen is organized into three subsidiaries and one division. Telegen Display Laboratories, Inc. ("TDL"), a California corporation and a controlled second-tier subsidiary of the Company, has developed a low-cost flat panel technology to compete with other types of flat panel displays. Telegen Communications Corporation ("TCC"), a California corporation and a wholly-owned subsidiary of the Company, develops, manufactures and markets internet products and a line of intelligent telecommunications which provide additional features to existing telephone equipment used by consumers and small businesses. Morning Star Multimedia, Inc., a New Jersey corporation ("MSM"), a wholly-owned subsidiary of the Company, is a creator and supplier of interactive CD-ROM and internet-based edutainment, infotainment and entertainment programs and software. The Telegen Laboratories division is a research organization which develops new products and technologies which are then manufactured and marketed through one of the operating divisions or subsidiaries. Telegen's corporate offices are located at 101 Saginaw Road, Redwood City, CA 94063, (415) 261-9400.

     SERC TRANSACTION. On October 28, 1996, the Company completed its merger with Solar Energy Research Corp., a Colorado corporation ("SERC") and became a public reporting company. During the course of this merger, SERC was redomiciled to become a California corporation, Telegen changed its name to TCC and the entity formerly known as SERC changed its name to Telegen. Ownership in the new merged entity was 97% by former Telegen shareholders and 3% by SERC shareholders.

     SERIES A PREFERRED FINANCING. On March 4, 1997, Telegen entered into a Subscription Agreement to sell in a private placement up to $15,000,000 in stated value of its newly created 8% Series A Convertible Preferred Stock (the "Preferred") which would yield the Company, after discounts and expenses, up to $12,000,000. The financing is structured to take place in three tranches, with the first tranche closing in two parts -- one selling $3,500,000 in stated value of the securities, which closed on March 21, 1997, and an additional $1,500,000 in stated value upon the effective date of the registration statement which is required to be filed immediately upon the first closing to register the shares of Common Stock issuable upon conversion of the Series A Preferred.
This Prospectus is a part of the registration statement filed pursuant to such registration obligation (the Registration Statement). Each subsequent tranche closing, if it occurs, will be for $5,000,000 in stated value. In order for the Company to be able to request any additional funds after the initial $5,000,000, the twenty (20) day average daily dollar volume of the Company's stock on the NASDAQ SmallCap market must be equal to or greater than $450,000 per day. At the closing of each tranche, the Company will issue four-year warrants to purchase an aggregate amount of twenty percent (20%) of the purchase price of the Preferred at a price per share equal to the Telegen
Common Stock price on the closing date for such tranche.

     The number of shares being registered by the Registration Statement was calculated based upon a conversion price of $5.56. The Subscription Agreement executed by and between the Company and Silenos provides for a conversion price of the lesser of: (i) $6.9375 (the average of the closing bid prices of the Common Stock for the five days immediately preceeding the closing of the first tranche (the "Fixed Conversion Price"); and (ii) the average closing bid price of the Common Stock for two trading days immediately preceeding the date of conversion (the "Current Market Price"). The assumed $5.56 conversion price is the Current Market Price as of the date of the Registration Statement. If the Current Market Price drops below $5.56, the Registrant will be required to amend this Registration Statement to register more Common Stock to be issued on conversion of the Preferred.

     The Preferred rank prior to any of the Company's Common Stock. The Purchaser shall receive dividends at a rate of eight percent (8%) per annum, payable quarterly, and may receive the dividends in the form of cash or additional shares of Telegen common stock at the Purchaser's option. The Preferred may be converted into Telegen Common Stock, at any time after the earlier of the effective date of the registration statement or sixty (60) days after the closing date of the first tranche, based on a ratio which adjusts with the then current market price of Telegen's Common Stock, or the market price at closing, whichever is higher. Any Preferred outstanding on December 31, 1998 automatically converts into Common Stock.

     The Company granted Silenos a right of first refusal on certain future sales of discounted equity securities and agreed not to sell any new equity series at a discount to the then-current market price per share of the Common Stock, other than offerings in connection with mergers, acquisitions, and certain benefit plans, for a period of one hundred twenty (120) days from the initial closing of the first tranche. The Company also has a call option for a period of time beginning one hundred twenty (120) days following the first closing date to repurchase any outstanding portion of the securities plus accrued dividends at a price of one hundred percent (100%) of the stated value ($1,000) plus accrued dividends, payable in cash.

     MORNING STAR ACQUISITION. On December 31, 1996, Telegen completed the acquisition (the "Acquisition") of Morning Star Multimedia, Inc., a New Jersey corporation ("MSM"). The acquisition of MSM was accomplished pursuant to an Agreement and Plan of Reorganization and Merger dated December 30, 1996 among the Registrant, Morning Star Acquisition Corporation, a New Jersey corporation and wholly-owned subsidiary of the Registrant, MSM, Daniel J. Kitchen, Kevin Mitchell and Dennis P. Huzey (Messrs. Kitchen, Mitchell and Huzey are hereinafter collectively referred to as the "MSM Shareholders"). Mr. Kitchen is the brother of Jessica Stevens, President of the Registrant. The purchase price for MSM consisted of an aggregate of 133,333 shares of the Registrant's common stock which were issued to the MSM Shareholders. Pursuant to the Agreement, each of the MSM Shareholders executed an Employment Agreement with the Registrant.

     The acquisition of MSM was treated as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended. The acquisition of MSM was treated as a pooling-of-interests for financial accounting purposes. Prior to the Acquisition, MSM utilized its assets for multimedia software development. Following the Acquisition, the Registrant has used such assets for the same purposes.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and "The Company" as well as those discussed elsewhere in this Prospectus.

History of Telegen Operating Losses; Accumulated Deficit and Minimum Revenues

     Telegen's operating subsidiary, Telegen Communications Corporation ("TCC"), was incorporated in 1990 and first shipped products in 1991. Telegen has been engaged in lengthy development of its products and has incurred significant operating losses in every fiscal year since its inception. The cumulative net loss for the period from inception through December 31, 1996 was $10,441,795.
In order to become profitable, Telegen must increase sales of its existing products, sustain volume manufacturing of its products at increased levels, develop new products for new and existing markets, and manage its operating expenses and expand its distribution capability. There can be no assurance that Telegen will meet and realize these objectives or ever achieve profitability.

Telegen's Future Capital Needs

     Telegen's future capital requirements will depend upon many factors, including the extent and timing of acceptance of Telegen's products in the market, the progress of Telegen's research and development, Telegen's operating results and the status of competitive products. Although Telegen believes that its existing capital resources, including expected future scheduled funding of Series A Preferred Stock and revenues from operations, will be adequate to meet Telegen's forecasts through 1998, such funding and revenues are dependent upon certain events in the future. Additionally, Telegen's actual working capital needs will depend upon numerous factors, including the progress of Telegen's research and development activities, the cost of increasing Telegen's sales, marketing and manufacturing activities and the amount of revenues generated from operations. There can therefore be no assurance that Telegen will not require additional funding, or that any additional financing will be available to Telegen on acceptable terms, if at all. If adequate funds are not available as required, Telegen's results of operations will be materially adversely affected.

     While Telegen believes it has arranged for the capital needed to complete development of a finished prototype of the HGED flat panel display technology, additional capital will be needed to establish a high volume production capability. There can be no assurance that any additional financing will be available to Telegen on acceptable terms, if at all. If adequate funds are not available as required, Telegen's results of operations from the flat panel technology will be materially adversely affected.

Telegen's Exposure to Technological and Market Change

     The market for Telegen's products is characterized by rapid technological change and evolving industry standards and is highly competitive with respect to timely product innovation. The introduction of products embodying new technology and the emergence of new industry standards can render existing products obsolete and unmarketable. Telegen's success will be dependent in part upon its ability to anticipate changes in technology and industry standards and to successfully develop and introduce new and enhanced products on a timely basis. If Telegen is unable to do so, Telegen's results of operations will be materially adversely affected. For example, Telegen took a longer period of time than expected to develop its ACS telephone peripheral product line. Although Telegen believes such delay has not materially affected its ability to market and sell the ACS products, there can be no assurance that Telegen will not encounter other technical or similar difficulties that could in the future delay the introduction of new products or product enhancements. With regards to MSM, the multimedia industry can be a rapidly changing and highly competitive industry relating to both the technology and content of the medium. MSM must stay abreast of technological changes to ensure that its products meet the ever higher standards that the consumer has come to expect and that will be offered by competitors' products. Additionally, MSM's success in this field will be dependent upon its ability to identify marketable concepts, acquire license rights and develop content in a timely manner to capture the consumer interest. With regard to its flat panel display technology, there are other more developed and accepted flat panel display technologies already in commercial production which will compete with Telegen's technology. There can be no assurance that Telegen will be successful in the development of its flat panel technology or that Telegen will not encounter technical or other serious difficulties in its development or commercialization which would materially adversely affect Telegen's results of operations.

Telegen's Dependence Upon Key Personnel

     Telegen's future success will depend in significant part upon the continued service of certain key technical and senior management personnel, and Telegen's ability to attract, assimilate and retain highly qualified technical, managerial and sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that Telegen can retain its existing key managerial, technical or sales and marketing personnel or that it can attract, assimilate and retain such employees in the future. The loss of key personnel or the inability to hire, assimilate or retain qualified personnel in the future could have a material adverse effect upon Telegen's results of operations.

     Telegen has entered into agreements with each of its executive officers (as well as all other full-time employees) that prohibit disclosure of confidential information to anyone outside of Telegen both during and subsequent to employment and require disclosure and assignment to Telegen of all proprietary rights to any ideas, discoveries or inventions relating to or resulting from the officer's work for Telegen.

Competition in the Telecommunications Market

     The market for telephone peripheral equipment is highly competitive, is dominated by successful niche marketers and Telegen expects this competition to continually increase. There are a number of companies which develop, manufacture and sell telecommunications devices which perform some of the same functions as those of Telegen's products. There can be no assurance that Telegen will be able to compete effectively against its competitors, many of whom may have substantially greater financial resources than Telegen. Further, some of the telephone call routing functions of Telegen's products can be provided through reprogramming by Bell Operating Companies of their central office equipment to allow "equal access" by customers to the long distance carrier of their choice without "dialing around" by inserting an access code. Since this "dial around" process is the principal function of Telegen's ACS 2000 and MLD 1000 products, if such an "equal access" feature were introduced, demand for Telegen's present products would be seriously impaired.

TCC's Dependence on Major Customers

     Telegen expects that a large proportion of its revenues from its telecommunications products will be realized from sales to a small number of companies, primarily the major long distance carriers, the Regional Bell Operating Companies, as well as other nationwide distributors. The loss of one or more of these relationships, when developed, could have a material negative effect on Telegen's results of operations.

     During 1995, three customers accounted for approximately 82% of TCC's revenues: Bell Atlantic, Synernet and Sprint. Of these, Bell Atlantic, which purchased TCC's Teleblocker product, made up 45% of TCC's total sales for 1995. The removal of the Teleblocker product from the market in 1996 due to redesign, effectively eliminated sales to Bell Atlantic and significantly affected total sales for TCC for 1996.

Competition in the Multimedia Market

     The interactive multimedia market is a highly competitive field. MSM competes against several significantly larger companies which are currently better known and better funded than MSM, as well as many other small companies. Some of the larger companies against which MSM competes are Microsoft, Broderbund, Softkey, Sierra On-Line and Electronic Arts. MSM competes with these other companies both for the acquisition of licenses with widespread brand awareness (content for development) and for sales of its developed products to consumers.

Flat Panel Competition; Flat Panel Patent(s)

     The market for flat panel displays is dominated by major Japanese companies such as Sharp Electronics, Toshiba and Sony. Telegen expects this competition to continually increase. There can be no assurance that Telegen will be able to compete effectively against its competitors, many of whom may have substantially greater financial resources than Telegen. Flat panel displays manufactured utilizing AMLCD technology have been in production for almost 10 years and have proven market acceptance. New technologies, such as FED and Color Plasma, are in development by a number of potential competitors, some of whom have greater financial resources than Telegen. There can be no assurance that Telegen's HGED technology can compete successfully on a cost or display quality basis with these other technologies. Further, there can be no assurance that Telegen's efforts to obtain patent protection for its HGED technology will be successful or, if patent protection is obtained, that Telegen's patent(s) will provide adequate protection.

Telegen's Dependence Upon Limited Number of Manufacturing Sources and Component Suppliers

     Telegen currently relies upon a limited number of manufacturing sources for its telecom production capability. Although Telegen is currently seeking to qualify alternative sources of supply, Telegen has not yet contracted for alternative suppliers to perform such manufacturing activities. In the event of an interruption of production or delivery of supplies, Telegen's ability to deliver its products in a timely fashion would be compromised, which would materially adversely affect Telegen's results of operations. Certain components used in Telegen's telecommunications products, such as microprocessors, are available from only a limited number of sources. Although to date Telegen has generally been able to obtain adequate supplies of these components, Telegen obtains these components on a purchase order basis and does not have long-term contracts with any of these suppliers. In addition, some suppliers require that Telegen either pre-pay the price of components being purchased or establish an irrevocable letter of credit for the amount of the purchase. Telegen anticipates that, as it begins manufacture of other products, it will encounter similar limitations regarding the components for those products. Telegen's inability in the future to obtain sufficient limited-source components for its telecommunications and other products, or to develop alternative sources, could result in delays in product introductions or shipments, which could have a material adverse effect on Telegen's results of operations.

Telegen's Need to Develop Marketing Experience

     Telegen has limited marketing experience, and expanding Telegen's markets will require significant expenses, including additions to personnel. There can be no assurance that Telegen will have all the capital resources necessary to expand its sales and marketing operations, or that Telegen's attempts to expand its sales and marketing efforts will be successful.

Intellectual Property

     Telegen relies on a combination of patents, trade secret and other intellectual property law, nondisclosure agreements and other protective measures to preserve its rights pertaining to its products. Such protection, however, may not preclude competitors from developing products similar to those of Telegen. In addition, the laws of certain foreign countries do not protect Telegen's intellectual property rights to the same extent as do the laws of the United States. There can also be no assurance that third parties will not assert intellectual property infringement claims against Telegen. One such matter was recently dismissed without prejudice to the Company but there is no assurance that more claims will not be initiated from litigants with more resources than Telegen. There is no assurance that Telegen will prevail in such litigation seeking damages or an injunction against the sale of Telegen's products or that Telegen will be able to obtain any necessary licenses on reasonable terms or at all.

Dispute Over Canceled Telegen Shares

     In August 1991, Old Telegen (now TCC) issued an aggregate of 208,592 shares of common stock to Sahara Associates, Inc. ("Sahara") in connection with a letter of credit and related financing to be obtained by Old Telegen. A letter of credit in the amount of $300,000 was issued in favor of Old Telegen by Bank Sadarat but Old Telegen was unable to realize any benefit from such a letter of credit. In September 1992, Bank Sadarat filed a complaint against Old Telegen in the Superior Court of the State of California for the County of San Mateo for approximately $110,000 advanced under a separate letter of credit. In March 1993, Old Telegen canceled the 208,592 shares issued to Sahara and filed a cross-complaint for declaratory relief against Sahara and others. In that action, Old Telegen sought a judicial declaration that the issuance of the aforementioned shares was void for lack of consideration, that the action of Old Telegen in canceling such shares was valid and that the persons to whom such shares were issued have no rights as shareholders of Old Telegen. The case was removed to the Federal District Court for the Northern District of California. In July 1996, Old Telegen settled Bank Sadarat's claim by paying Bank Sadarat $100,000, which is less than the liability for the Bank Sadarat claim that is reflected in Old Telegen's (now TCC's) Financial Statements which are incorporated by reference herein. The dispute with Sahara regarding the canceled shares has not yet been resolved. Although the number of shares and percentages of the outstanding shares referred to in this Registration Statement reflect the cancellation of shares issued to Sahara, there can be no assurance as to the ultimate result of the litigation with Sahara.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders or the issuance of the Conversion Shares to Silenos.

                              SELLING SHAREHOLDERS

     The following table sets forth as of April 11, 1997 certain information with respect to the beneficial share ownership of the Selling Shareholders. The following table assumes the sale of all of their Resale Shares by each selling Shareholder. After such sale no Selling Shareholder will beneficially own one percent (1%) or more of the Shares.

                                  NUMBER OF SHARES    NUMBER OF SHARES    NUMBER OF SHARES
                                 BENEFICIALLY OWNED   OF COMMON STOCK    BENEFICIALLY OWNED
 NAME OF SELLING SHAREHOLDER     PRIOR TO OFFERING     BEING OFFERED       AFTER OFFERING
------------------------------   ------------------   ----------------   ------------------
Daniel J. Kitchen.............               60,000             60,000                    0
Kevin Mitchell................               60,000             60,000                    0
Dennis P. Huzey...............               13,333             13,333                    0
Fred Barton...................                 1000               1000                    0
Adam Lebowitz.................                  200                200                    0
Jeffrey Scheetz...............                   50                 50                    0
                                            -------            -------              -------
            TOTAL.............              134,583            134,583                    0

                              PLAN OF DISTRIBUTION

     This Prospectus registers the estimated 898,876 shares of Conversion Stock which will be issued upon the conversion of the Preferred held by Silenos. Registrant hereby represents that it has furnished Silenos with written material containing the information required by Rule 14a-3(b) under the Securities and Exchange Act of 1934, as amended, and items 401, 402 and 403 of Regulation S-K of the Securities Act of 1933, as amended.

     This Prospectus also registers the 134,583 Resale Shares which may be sold from time to time by the Selling Shareholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made in any one or more transactions on the NASDAQ SmallCap Market, or any exchange on which the Common Stock may then be listed, in the over-the-counter market or otherwise in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders who sell Resale Shares may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may sell the Shares as agent or may purchase such Resale Shares as principal and resell them for their own account pursuant to this Prospectus. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders who sell Resale Shares and/or purchasers of the Resale Shares, for whom they may act as agent (which compensation may be in excess of customary commissions). In connection with such sales, the Selling Shareholders who sell Resale Shares and any participating brokers or dealers may be deemed to be "underwriters" as defined in the Securities Act.


                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the securities offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                    EXPERTS

     The consolidated balance sheets of Telegen as of December 31, 1996 and 1995, and the consolidated statements of operations, shareholders' equity/(deficit), and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference from the Form 10-K for the fiscal year ended December 31, 1996, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

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                               TABLE OF CONTENTS

                                      Page
                                      ----

Available Information................    2
Incorporation of Certain Documents
   by Reference......................    2
The Company..........................    3
Risk Factors.........................    5
Use of Proceeds......................    8
Selling Shareholders.................    9
Plan of Distribution.................    9
Legal Matters........................    9
Experts..............................    9

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     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus, create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.


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                                1,033,459 Shares



                                   TELEGEN
                                  CORPORATION




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                                  COMMON STOCK




                                   PROSPECTUS




                            ______________, 1997


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                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses, all of which will be paid by the Registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions, if any. All of the amounts shown are estimates except the SEC registration fee.

     SEC registration fee                                    $ 1,685
     Legal fees and expenses                                  15,000
     Accounting fees and expenses                              5,000
     Blue Sky fees and expenses (including legal fees)         2,000
     Transfer agent's and registrar's fees and expenses          500
     Miscellaneous expenses                                      815
                                                             -------
     Total                                                   $25,000
                                                             =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article V of the Company's Amended Articles of Incorporation and Article VI of the Company's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Company has entered into indemnification agreements with its officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the California Corporation Law and Bylaws of the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 16.  EXHIBITS

EXHIBIT                                     DESCRIPTION
 NUMBER
-------       ----------------------------------------------------------------------
 2.1          Plan of Acquisition+
 5.1          Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1          Consent of Coopers & Lybrand, L.L.P., Independent Accountants
23.2          Consent of Counsel (included in Exhibit 5.1)
24.1          Power of Attorney (see page II-3)
27.1          Financial Data Schedule++

+ Incorporated by Reference to the Registrant's 8-K as originally filed with the Commission on January 14, 1997 and amended on March 14, 1997.

++ Incorporated by Reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Commission on March 31, 1997 and amended on April 9, 1997.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               a. To include any prospectus required by Section 10(a)(3) of the Securities Act;

               b. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               c. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Telegen Corporation, a corporation organized and existing under the laws of the State of California, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 11th day of April 1997.

                              TELEGEN CORPORATION


                              By:    /s/ JESSICA L. STEVENS
                                  -------------------------
                                     Jessica L. Stevens
                                     President


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Jessica
L. Stevens or Warren M. Dillard, jointly and severally, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        SIGNATURE                                           TITLE                                    DATE
-----------------------------   -------------------------------------------------------------   --------------
/s/ JESSICA L. STEVENS          President, Chief Executive Officer and Director (principal      April 11, 1997
-----------------------------   executive officer)
   Jessica L. Stevens

/s/ WARREN M. DILLARD           Chief Operating Officer, Chief Financial Officer and            April 11, 1997
-----------------------------   Director
   Warren M. Dillard            (principal financial and accounting officer)

/s/ BONNIE A. CRYSTAL           Executive Vice President, Secretary and Director                April 11, 1997
-----------------------------
   Bonnie A. Crystal

/s/ FREDRICK T. LEZAK, JR.      Director                                                        April 11, 1997
-----------------------------
   Fredrick T. Lezak, Jr.

/s/ JAMES R. IVERSON            Director                                                        April 11, 1997
-----------------------------
   James R. Iverson

/s/ LARRY J. WELLS              Director                                                        April 11, 1997
-----------------------------
   Larry J. Wells

                               INDEX TO EXHIBITS

 EXHIBIT                                                                             SEQUENTIALLY
 NUMBER                                 DESCRIPTION                                  NUMBERED PAGE
--------  -------------------------------------------------------------------------  -------------
    2.1   Plan of Acquisition +                                                            --
    5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation           II-5
   12.1   Statements re Computation of Ratios++                                            --
   23.1   Consent of Coopers & Lybrand, L.L.P., Independent Accountants                   II-6
   23.2   Consent of Counsel (included in Exhibit 5.1)                                     --
   24.1   Power of Attorney (see page II-3)                                               II-3
   27.1   Financial Data Schedule++                                                        --

-------------------
+ Incorporated by Reference to the Registrant's 8-K as originally filed with the Commission on January 14, 1997 and amended on March 14, 1997.
++ Incorporated by Reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Commission on March 31, 1997 and amended on April 9, 1997.